Exhibit 99.1

EZCORP INVESTS IN THREE MAJOR GROWTH DRIVERS
AUSTIN, Texas (December 20, 2012) — EZCORP, Inc. (NASDAQ: EZPW) has completed three investments that further expand its capacity to provide customers with instant cash solutions where they want, when they want and how they want. These investments enlarge the Company’s global distribution network, add or enhance delivery channels and bring highly skilled, innovative talent to organization. The Company today announced:

•	It has closed the previously announced acquisition of U.S. online lender Go Cash;

•	It has increased its investment in Cash Converters International Limited; and

•	It has begun expansion in the Arizona market through the 12-store acquisition of USA Pawn & Jewelry.
Jump Starts Online Lending Business
EZCORP today completed the previously announced purchase of Go Cash, a U.S. based online lender. James R. Carnes, the founder and president of Go Cash and an industry leader, has joined EZCORP as President, Online Services. He will lead a management group with significant experience in online lending; an internal decision science analytics team to support stores, channels and products, both domestically and internationally; and experienced customer service and collections call center staff.
The performance-based purchase price consists of an initial payment of $27 million (which was paid at the closing) and guaranteed supplemental payments of $11 million at the end of the first year and $6 million at the end of each of the second and third years. The performance element will be based on the net income generated by the business. At the end of each of the first four years following the closing, EZCORP will make a contingent supplemental payment equal to six times net income (subject to certain adjustments), minus all consideration payments previously paid.
For the $27 million closing payment, EZCORP issued 1,400,198 shares of its Class A Non-Voting Common Stock valued at $19.283 per share, the average closing sales price for the preceding ten trading days.
Paul E. Rothamel, EZCORP’s President and Chief Executive Officer, stated: “The Go Cash acquisition supports our multi-channel and product strategy, and provides us with the capability to quickly build a significant online presence with a seasoned management team, proven underwriting models and a sizable list of potential customers. We also plan to leverage the Go Cash platform to provide innovative loan products that allow customers to better interact with us when and how they want — whether it be online, in stores or a combination.”
The Online Services business unit will be managed by Change Capital, the EZCORP division that leads and manages EZCORP’s strategic investment program. Change Capital’s mission within EZCORP is to add markets, channels, products and talent, and to identify synergies and implement global best practices throughout all EZCORP business units and affiliates. Its portfolio of businesses currently includes Albemarle & Bond Holdings PLC (ABM.L), Cash Converters International Limited (CCV.ASX), Crediamigo, TUYO and Cash Genie.

Endorses Cash Converters International Growth Initiatives
The Company also made an additional investment in Cash Converters International Limited to fund growth. Cash Converters has stated that the new funds will be used to acquire stores within its franchised network, to open new corporate-owned stores and to finance the growth of the Australian and U.K. personal loan books.
EZCORP acquired an additional 12,430,000 ordinary shares at AUS $0.85 per share. This acquisition was part of a share placement by Cash Converters of 38.5 million shares, and preserves EZCORP’s ownership percentage at approximately 33%.
Cash Converters previously announced that its unaudited earnings before interest and taxes (EBIT) for the first quarter of fiscal 2013 (ended September 30, 2012) increased 43% compared to the first quarter of fiscal 2012. Cash Converters operates a global network of almost 700 company-owned and franchised stores in Australia, U.K. and 15 other countries primarily in Europe and Asia.
Mr. Rothamel stated, “We are excited to support Cash Converters’ growth initiatives as part of our Change Capital portfolio. Cash Converters is the buy/sell global leader with a proven platform that we use in Canada and the U.S. We continue to believe that buy/sell models, such as those offered by Cash Converters and TUYO in Mexico, represent an important alternative channel for our target customers and a meaningful opportunity for growth and diversification. The Cash Converters team is highly skilled in developing innovative new consumer loan products, and we continue to explore opportunities to partner with them.”
Cash Converters has grown substantially while associated with EZCORP. EZCORP acquired its initial investment in Cash Converters in 2009 and 2010 for $57.8 million. At September 30, 2012, that investment was valued at $100.7 million.
Enters the High Potential Arizona Market
EZCORP has also completed the acquisition of 12 USA Pawn & Jewelry stores in Tucson and Bullhead City, Arizona. This investment marks the Company’s initial move into Arizona and its key markets. The Company intends to grow its presence over time into a market-leading provider of instant cash, by expanding its storefront position, supported by both online and mobile channels. USA Pawn & Jewelry represents the second set of stores that the Company has purchased from owner Craig McCall, who continues to consult with and assist the Company in executing its multi-market growth strategy.
Mr. Rothamel stated, “The Arizona acquisition demonstrates our continued focus on growing and expanding our core pawn business. Not only will the addition of these 12 successful stores enhance our profitability in the near-term, it will also provide us with a robust base from which to expand further, through in-fill opportunities and possible additional acquisitions. Craig is an extremely talented pawn entrepreneur and operator, and we look forward to continuing our relationship to develop further growth opportunities.
Additional CEO Commentary
Paul E. Rothamel concluded, “These three investments further evidence our desire to use capital to build a company that better meets the diverse needs of our customers. They continue our highly successful and disciplined growth strategy and will provide additional sources for earnings and shareholder value growth.”
About EZCORP
EZCORP is a leading provider of instant cash solutions for consumers employing approximately 7,200 teammates and operating over 1,275 Company-operated pawn, buy/sell and personal financial services locations in the U.S., Mexico and Canada. We provide a variety of instant cash solutions, including pawn loans, consumer loans and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the name “Crediamigo”), a leading provider of payroll deduction loans in Mexico; in Artiste Holding Limited (doing business under the name “Cash Genie”), a leading provider of online loans in the U.K.; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The Company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 180 full-line stores offering pawnbroking, jewelry retailing, gold buying and financial services; and in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of almost 700 stores that provide personal financial services and sell pre-owned merchandise.
Special Note Regarding Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the Company’s expected operating and financial performance for future periods. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changes in the regulatory environment, changing market conditions in the overall economy and the industry, and consumer demand for the Company’s products and services. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
EZCORP Investor Relations
(512) 314-2220
Investor_Relations@ezcorp.com
www.ezcorp.com

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